Exhibit 10.7

Term Sheet
Alliance Formation
Golden Phoenix Minerals & Salwell International

Objective:  To execute a formal agreement within the next 5 business days forming the basis of an “Alliance” between GPM and Salwell in order to (a) develop the defined properties, and (b) identify, acquire and develop additional mining opportunities within Central and South America.

General Terms:

GPM to be the governing party responsible for
•	Financing
•	Management
•	Distributions of profit
•	Formation and maintenance of operating reserves
•	Accounting

Salwell to be the exploration party responsible for
•	Identifying, vetting and delivering to GPM mining opportunities in South and Central America
•	Facilitating operations as requested by GPM
•	Permitting, documentation and political support

GPM shall have a 80% profit interest, Salwell a 20% profit interest.

Initial Properties: Porvenir tailings and claim block, and gold properties defined in Exhibit A.

Accounting allocation of the $400,000 seed funds expended by GPM to date:

•	$100,000 as non-refundable GPM purchase of 45-day option for Porvenir project.
•
$300,000 as non-refundable initial acquisition payment for 80% interest in gold properties, with GPM required to expend a minimum of $500,000 for exploration and development within 12-to18 months in order to fully vest.

Payments to Salwell related to the Porvenir start-up:

•	$55,000 upon initialing this Term Sheet (for a total of $100,000 allocated to a non-refundable 45-day option purchase).

•
$50,000 monthly payments to commence on the first of the month following the signing of the formal agreement for 12 months and $25,000 for last 6 months.  Payments to be made for each month the tailings project is in due diligence or operation by GPM, up to 18 months, for a total of $750,000.  If the Project is completed before the 18th month the remaining balance will be paid out in a lump sum.

•
$500,000 in GPM stock assigned to Salwell, priced at the 10 day trailing VWAP beginning from the closing price on the date of execution of the binding LOI. The Definitive Agreement will be completed no later than 30 days from signing of the binding LOI.

•	20% profit interest in tailings profits to flow to Salwell during and at the conclusion of the project.

/s/ DC   /s/ TK

Term Sheet

Payments to Salwell related to the gold properties:

•	$300,000 in non-refundable purchase of right to vest 80% in gold properties (allocated from the prepaid $400,000).
•	Investment of $500,000 into exploration and development of the gold properties within a 12-to-18 month period.

Additional deal points:

•
GPM shall have the sole right to determine the distribution of profits during the production phase of Porvenir, provided any distribution to GPM must also include a proportional distribution to Salwell.

•
GPM shall govern the operation of the Alliance, have the right to encumber properties in order to finance their development, have the right to create and maintain reserve funds for each project from profits generated by cashflow and sales, shall have the right to vend properties, and shall have the right to withdraw from a particular project in which case those rights shall revert to Salwell or its assigns.

•	GPM will have the right to buy Salwell’s 20% interest out for cash or shares or any combination thereof its pro-rata share of the NPV in a qualified feasibility study.

•	All Alliance Projects will have minimum annual budgets due to assure their advancement.

•
Additional standard contract terms shall be included in the formal agreement, to be prepared by GPM’s attorney, with input from Salwell. All terms detailed herein shall be subject to final approval of the Golden Phoenix Board of Directors.

Agreed:

David A. Caldwell	/s/ David A. Caldwell	Date October 3, 2010
Principal, Salwell International, LLC

Thomas Klein	/s/ Thomas Klein	Date October 4, 2010
Chief Executive Officer, Golden Phoenix Minerals, Inc.